Exhibit 10.1

Execution Version

19505 Biscayne Blvd. ● Suite 2350 ● Aventura, FL 33180 ● legal@ascentpartnersllc.com

To:	Profusa, Inc.

626 Bancroft Way, Suite A

Berkeley, CA

Attention: Fred Knechtel, CFO

Amendment No. 1 to Securities Purchase Agreement

December 22, 2025

Re: Amendment No. 1

Dear Fred:

Reference is made to that certain Securities Purchase Agreement, dated as of July 28, 2025 (as modified to the date hereof, the “Purchase Agreement”), by and between Profusa, Inc. (together with its successors and permitted assigns, the “Company”) and Ascent Partners Fund LLC, a Delaware limited liability company (together with its successors and permitted assigns, the “Purchaser”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement.

Subject to the terms and conditions set forth herein, and effective on (i) the date hereof and (ii) the date of payment of all Obligations due on or before, but after giving effect to, the effective date of this amendment (including payment of the Amendment Fee and all other costs, expenses and fees due under any Transaction Document after giving effect to this amendment and invoiced prior to such effective date) (the “Amendment Effective Date”), the following Transaction Documents are hereby amended as follows:

Purchase Agreement

Section 1.1 (Definitions)—Addition of “Modification Period”. Section 1.1 of the Purchase Agreement is amended to add the following definition in alphabetical order:

“Modification Period” means the period commencing on and including the Amendment Effective Date and ending on, but excluding, the effective date of the reverse stock split expected to be presented to the Company’s stockholders in January 2026 for their approval, if and when such reverse stock split becomes effective.

Section 1.1 (Definitions)—Amendment and Restatement of “Floor Price”. The definition of “Floor Price” in Section 1.1 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

“Floor Price” means, during the Modification Period, solely with respect to an aggregate number of shares of Common Stock issued and sold as Purchased Securities not to exceed 13,650,000 shares, to be sold at or above 11.1 cents ($0.111) per share and below 14 cents ($0.14). Upon the earliest to occur of (x) the issuance of such aggregate number of 13,650,000 shares as Purchased Securities during the Modification Period or (y) the end of the Modification Period, the Floor Price shall thereafter mean 14 cents ($0.14), the price per share of Common Stock equal to the product obtained by multiplying (x) twenty percent (20%) by (y) the Official Closing Price on July 25, 2025, in each case as further adjusted to reflect any reduction (but excluding any increase) in the price per share of Common Stock caused by any reorganization, recapitalization, non-cash dividend, share split or other similar transaction, all as provided in this Agreement. For the avoidance of doubt, the modified Floor Price of 11.1 cents ($0.111) per share applies only during the Modification Period and only up to the foregoing aggregate share cap relating to shares issued and sold below14 cents ($0.14), and the unmodified definition applies to all other times and shares.

Conforming Provisions. References in the Purchase Agreement and the other Transaction Documents to “Floor Price” shall be deemed to refer to “Floor Price” as amended hereby, including for purposes of Section 2.1(b) and the Purchaser’s option to reject any Advance Notice where the Closing Price is less than the Floor Price, and for purposes of the Valuation Period calculation excluding Trading Days on which the Common Stock is less than the Floor Price.

Reaffirmations; Miscellaneous

A. No Other Changes. Except as expressly amended hereby, all terms and provisions of the Purchase Agreement and the other Transaction Documents remain in full force and effect and are hereby ratified and confirmed in all respects. From and after the Amendment Effective Date, all references in any Transaction Document to the “Purchase Agreement,” “hereof,” “hereunder,” and words of similar import shall be deemed to refer to the Purchase Agreement as amended hereby.

B. No Waiver. The execution, delivery and effectiveness of this amendment shall not operate as a waiver of any right, power or remedy of the Purchaser under the Purchase Agreement or any other Transaction Document, nor constitute a waiver of any Default or Event of Default, if any, whether known or unknown, now existing or hereafter arising.

C. Fees and Expenses; Transaction Document. This amendment constitutes a “Transaction Document” and is subject to the provisions of the Purchase Agreement applicable to Transaction Documents, including provisions regarding fees and expenses, counterparts, electronic signatures, notices, governing law, submission to jurisdiction, waiver of jury trial, interpretation, and severability.

D. Governing Law; Venue. This amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware. Any Proceeding with respect hereto shall be brought exclusively in the state or federal courts sitting in Wilmington, Delaware, subject to the exceptions set forth in the Purchase Agreement.

[Signature Pages Follow]

This amendment may be executed in counterparts, which may be effectively transmitted by fax or e-mail (in each case return receipt requested and obtained) and which, together, shall constitute one and the same instrument.

Very truly yours,

ASCENT PARTNERS FUND LLC,
as Holder

By:
Name:
Title:

Accepted and Agreed
As of the Date First Written Above:

Profusa, Inc.

By:
Name:	Fred Knechtel
Title:	Chief Financial Officer

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